EXHIBIT 4.1
DESCRIPTION OF ROCKET LAB USA, INC.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2024, Rocket Lab USA, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, $0.0001 par value per share (“common stock”).
Unless the context otherwise requires, all references to “we”, “us”, the “Company”, or “Rocket Lab” in this Exhibit 4.1 refer to Rocket Lab USA, Inc.
Authorized Capital Stock
The Company’s amended and restated certificate of incorporation authorizes the issuance of 2,500,000,000 shares of Common Stock, $0.0001 par value per share and 100,000,000 shares of preferred stock, $0.0001 par value.
The following description of our Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2021.
Common Stock
Voting rights. Each share of our Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election.
Dividend rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors (the “Board”) out of legally available funds.
Rights upon liquidation. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Other rights. No holders of our Common Stock will be entitled to preemptive, conversion, or subscription rights contained in the Certificate of Incorporation or Bylaws. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that may be designated and issued in the future.
Preferred Stock
General
Under the Certificate of Incorporation, the Board has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.
Series A Preferred Stock
On January 7, 2025, we filed a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, which became effective upon filing. The Certificate of Designation designates 50,951,250 shares of our previously undesignated preferred stock as Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”). The terms of the Series A Preferred Stock are described in further detail below.
Conversion Rights; Conversion Rate Adjustments
Pursuant to the terms of the Certificate of Designation, each share of Series A Preferred Stock will be convertible at any time at the option of the holder of the Series A Preferred Stock (a “Holder”) into a number of shares of common stock at the then-applicable conversion rate (the “Conversion Rate”). In addition, each share of Series A Preferred Stock will automatically convert into a number of shares of common stock at the Conversion Rate upon the earliest to occur of (a) a transfer of such share (other than to a Permitted Transferee), (b) the first date on which Sir Peter no longer serves as (i) our Chief Executive Officer or (ii) such other executive officer position of us as approved by the Board, (c) Sir Peter’s death or permanent disability, or (d) the first date on which the outstanding shares of Series A Preferred Stock no longer represent a minimum beneficial ownership by Sir Peter of five percent. A “Permitted Transferee” is defined in the Certificate of Designation and includes Sir Peter and his controlled affiliates. The Series A Series A Preferred Stock is not redeemable by us at any time.
The initial Conversion Rate for each share of Series A Preferred Stock is one share of common stock, and is subject to adjustment, including for stock dividends, distributions, stock splits and stock combinations. In addition, if we (a) issue securities entitling the holder thereof to acquire common stock or (b) declare or make any dividend or other distribution of our assets, a Holder will be entitled to participate to the same extent if the Holder had held the number of shares of common stock acquirable upon conversion of such Holder’s Series A Preferred Stock. The Certificate of Designation also contains customary protections in the event of changes in common stock as a result of certain fundamental change transactions.
Director Designation Right
The Certificate of Designation provides that, so long as any shares of Series A Preferred Stock are outstanding, the Holders, voting exclusively and as a separate class, will be entitled to designate and elect at least one individual to serve on the Board as a director (a “Series A Preferred Stock Director”). The initial Series A Preferred Stock Director is Sir Peter. Sir Peter will serve an initial term that expires at our annual meeting of stockholders in 2027.
In the event the Board increases its size to more than ten members, the Holders will be entitled to designate and elect, voting exclusively and as a separate class, one or more additional Series A Preferred Stock Directors in order to maintain the right to elect ten percent of the total number of authorized directorships, rounded up to the nearest whole number. Additional Series A Preferred Stock Directors will serve for an initial term fixed by the Board. After the initial term of a Series A Preferred Stock Director has expired, his or her successor shall be elected for a term expiring at the third annual meeting following his or her election, unless such term expires sooner. A Series A Preferred Stock Director will serve until the earlier of: (a) his or her successor being elected and qualified, (b) his or her earlier death, disability, retirement, resignation or removal or (c) such time as the size of the Board is automatically reduced.
To be eligible for election as a Series A Preferred Stock Director, a nominee (other than Sir Peter) must: (a) satisfy all requirements regarding service as a director of us under applicable law and regulation and our bylaws, (b) not be an immediate family member of Sir Peter or any Holder, (c) be independent of each Holder, and (d) have served on the board of directors of at least one publicly traded corporation, in the United States or elsewhere, within the last five years, or is otherwise well qualified in the reasonable judgment of the Board. The Series A Preferred Stock Director may be removed at any time as a director on the Board (without cause) upon the written request of the Holders by the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock at the time and with each share of Series A Preferred Stock entitled to one vote. At the first annual meeting of our stockholders held after such time as there are no shares of Series A Preferred Stock outstanding, the director designation and election rights will terminate.
Dividends
The Series A Preferred Stock is not entitled to any scheduled dividend payments. Holders are entitled to receive dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to, and in the same form as dividends actually paid on, all or substantially all of the shares of common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock, subject to certain exceptions specified in the Certificate of Designation.
Liquidation Preference
Upon any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, after the satisfaction in full of our debts and the payment of any liquidation preference ranking senior to the Series A Preferred Stock, Holders will be entitled to receive an amount equal to $0.0001 per share of Series A Preferred Stock. Following the payment of the full amount of the liquidation preference in respect of all outstanding shares of Series A Preferred Stock, Holders participate pari passu with the holders of the common stock (on an as-if-converted-to-common-stock basis) in our net assets.
Voting and Consent Rights
The Series A Preferred Stock has the right to vote on all matters submitted for a vote of the holders of the common stock, voting together as a single class with the common stock. Each Holder is entitled to cast a number of votes per share equal to the number of shares of common stock into which a share of Series A Preferred Stock is convertible. In addition, we may not, without the affirmative vote of the Holders of a majority of the then outstanding shares of Series A Preferred Stock: (a) alter, amend or repeal any provision of our Certificate of Incorporation if it would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely, (b) alter, amend, or repeal the Certificate of Designation, or (c) increase the authorized number of shares of Series A Preferred Stock or authorize the issuance of additional shares of Series A Preferred Stock.
Election of Directors and Vacancies
Subject to the rights of any series of preferred stock then outstanding to elect additional directors under specified circumstances, the directors on the Board will be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. The term of office of the existing Class I directors will expire at our annual meeting of stockholders to be held in 2025, the term of office of the existing Class II directors shall expire at our annual meeting of stockholders to be held in 2026, and the term of office of the existing Class III directors shall expire at our annual meeting of stockholders to be held in 2027. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Under the Bylaws, except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Subject to the rights of holders of any series of preferred stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring on the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth below.
Subject to the rights, if any, of the holders of any series of preferred stock then outstanding to elect directors and to fill vacancies in the Board relating thereto, any and all vacancies in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of preferred stock then outstanding to elect directors, when the number of directors is increased or decreased, the Board shall, subject to the Certificate of Incorporation, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.
Quorum
Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If less than a quorum is present at a meeting, the stockholders representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Listing of Securities
The Company’s Common Stock is currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “RKLB.”
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s Common Stock is Equiniti Trust Company, LLC.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our Company to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as our Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Common Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
The Certificate of Incorporation provides that holders of our capital stock may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of our stockholders called in accordance with the Bylaws. The Bylaws further provide that special meetings of our stockholders may be called only by a majority of our Board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
The Bylaws provide for advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Amendment to Certificate of Incorporation and Bylaws
We may amend or repeal any provision contained in the Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding any provision of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, subject to the rights of any outstanding series of preferred stock, but in addition to any vote of the holders of any class or series of our stock required by law, (i) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote on such amendment, voting together as a single class, and (ii) the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of each class entitled to vote thereon as a class will be required to amend or repeal certain provisions of the Certificate of Incorporation.
Our Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by our Board shall require the approval of a majority of the directors on our Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws. Notwithstanding any other provision of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of our stock required by applicable law or by the Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote on such amendment, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws, provided that, if our Board recommends that the holders of our capital stock approve any amendment or repeal of the Bylaws at a meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote on such amendment or repeal, voting together as a single class.
Delaware Anti-Takeover Statute
Section 203 of the Delaware General Corporation Law (the “DGCL”) provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)    the board of directors approves the acquisition of stock resulting in such person becoming an interested stockholder or the business combination before the time that the person becomes an interested stockholder;
(2)    upon consummation of the transaction resulting in such person becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the business combination commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)    the business combination is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.
Limitations on Liability and Indemnification of Officers and Directors
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, our Certificate of Incorporation contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following (i) any breach of a director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Bylaws provide that: (i) we are required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (ii) we may indemnify our other employees and agents as set forth in the DGCL; (iii) we are required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (iv) the rights conferred in the Bylaws are not exclusive.
We have entered into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving one of our directors or executive officers for which indemnification is sought.
The indemnification provisions in the Certificate of Incorporation, Bylaws, and the indemnification agreements entered into or to be entered into between us and each of its directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. We currently carries liability insurance for our directors and officers. Certain of our directors are also indemnified by their employers with regard to service on our Board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee of ours to us or our stockholders; (iii) any action asserting a claim against us or any current or former director, officer or other employee or stockholder of ours arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws; or (iv) any action asserting a claim against us or any current or former director, officer or other employee or stockholder of ours governed by the internal affairs doctrine.
In addition, the Certificate of Incorporation require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933, as amended.